Exhibit 5.01

[Letterhead of Morrison & Foerster LLP]

June 19, 2002

United Dominion Realty Trust, Inc.
1745 Shea Center Drive, Suite 200
Highlands Ranch, Colorado 80129

Ladies and Gentlemen:

We have acted as counsel to United Dominion Realty Trust, Inc. (the “Company”), in connection with the preparation of its Prospectus Supplement dated June 14, 2002 (the “Prospectus Supplement”), which is part of the Registration Statement on Form S-3, File No. 333-92667 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission, relating to the registration under the Securities Act of 1933 of $200,000,000 aggregate principal amount of the Company’s 6.50% Notes Due 2009 (the “Notes”). In connection therewith, (i) we have reviewed the Registration Statement, the Prospectus Supplement, the Company’s Indenture dated as of November 1, 1995 for Senior Debt Securities (the “Indenture”), and certain of the Company’s other corporate records, documents, instruments and proceedings taken in connection with the authorization and issuance of the Notes, (ii) we have made such inquiries of officers of the Company and public officials, and (iii) we have considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

We have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. We have relied, as to matters of fact, upon the accuracy of representations and certificates of the Company’s officers. We have also relied on the Company’s records and have assumed the accuracy and completeness thereof.

Based upon and subject to the foregoing, we are of the opinion that the Notes, when duly authenticated by the Trustee in accordance with the Indenture, and when issued and delivered against payment therefor in the manner contemplated in the Registration Statement and Prospectus Supplement, will be legally issued and valid and binding obligations of the Company.

We express no opinion as to matters governed by laws of any jurisdiction other than the laws of the Commonwealth of Virginia and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to your filings with the Securities and Exchange Commission made in connection with the issuance and sale of the Notes.

Very truly yours,

/s/     MORRISON & FOERSTER LLP

Morrison & Foerster LLP